Exhibit 99.1

SYSCO REPORTS THIRD QUARTER FISCAL 2015 FINANCIAL RESULTS

HOUSTON, May 04, 2015 — Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week third fiscal quarter ended March 28, 2015. Financial comparisons presented below are compared to the same period in the prior year. Adjusted financial results exclude certain items that, in fiscal 2015, are primarily related to merger and integration expenses. A reconciliation of non-GAAP measures is included below.

Third Quarter Fiscal 2015 Highlights

•	Sales increased 4.2% to $11.7 billion;

•	Gross profit increased 3.1% to $2.1 billion; gross margin decreased 17 basis points to 17.52%;

•	Adjusted operating income decreased 2.7% to $377 million;

•	Operating income decreased 1.6% to $327 million;

•	Adjusted diluted earnings per share (EPS) increased 5.3% to $0.40; and

•	Diluted EPS decreased 3.2% to $0.30.

First 39 Weeks Fiscal 2015 Highlights

•	Sales increased 6.0% to $36.3 billion;

•	Gross profit increased 5.1% to $6.3 billion; gross margin decreased 15 basis points to 17.45%;

•	Adjusted operating income increased 2.4% to $1.3 billion;

•	Operating income decreased 4.7% to $1.1 billion;

•	Adjusted diluted EPS increased 5.6% to $1.33; and

•	Diluted EPS decreased 10.4% to $1.03.

“Sales growth, while solid for the quarter at 4 percent, did moderate from our trends in the first half of the fiscal year primarily due to lower levels of inflation and a greater unfavorable impact from foreign exchange translation. Adjusted earnings per share increased 5 percent and was in line with our expectations, as we continued to focus on providing great service to our customers, managed our gross profit growth reasonably well, and benefitted from a favorable tax rate,” said Bill DeLaney, Sysco’s president and chief executive officer. “Our expense management performance trends improved modestly from earlier in the year and remain an area of intense management focus as we move forward in the fourth quarter and begin our planning process for fiscal 2016.”

Third Quarter Fiscal 2015 Summary

Sales for the third quarter were $11.7 billion, an increase of 4.2% compared to the same period last year. Food cost inflation was 3.7%, as measured by the estimated change in Sysco’s product costs, driven mainly by inflation in the meat and poultry categories. In addition, sales from acquisitions (completed within the last 12 months) increased sales by 0.6%, and the impact of changes in foreign exchange rates for the third quarter decreased sales by 1.3%. Case volume for the company’s Broadline and SYGMA operations combined grew 2.5% during the quarter and approximately 2.2%, excluding acquisitions.

Gross profit was $2.1 billion, an increase of 3.1% compared to the same period last year. Gross margin declined 17 basis points to 17.52%.

Adjusted operating expenses increased $73 million, or 4.5% compared to the same period last year, due to a $61 million increase in payroll expense. Payroll expense increased mainly due to: higher pay for our sales organization as a result of higher gross profit, investment in new administrative support capabilities, higher incentive accruals, and acquired operations, partially offset by lower delivery costs.

Operating expenses increased $68 million, or 4.1% compared to the same period last year, primarily due to the increases noted above, partially offset by a $5 million decrease in certain items.

Adjusted operating income was $377 million, a decrease of $10 million, or 2.7% compared to the same period last year. Operating income was $327 million, a decrease of $5 million, or 1.6% compared to the same period last year.

Adjusted interest expense was $28 million, a decrease of $1 million compared to the same period last year. Interest expense was $70 million, including the impact of $41 million in debt financing costs related to the pending merger with US Foods.

Adjusted net earnings were $238 million, an increase of $16 million, or 7.0% compared to the same period last year. Adjusted diluted EPS was $0.40, which was 5.3% higher compared to the same period last year.

Net earnings were $177 million, a decrease of $4 million, or 2.2% compared to the same period last year. Diluted EPS was $0.30, which was 3.2% lower compared to the same period last year.

First 39 Weeks of Fiscal 2015 Summary

Sales for the first 39 weeks of fiscal 2015 were $36.3 billion, an increase of 6.0% compared to the same period last year. Food cost inflation was 4.8%, as measured by the estimated change in Sysco’s product costs, driven mainly by inflation in the meat, dairy and poultry categories. In addition, sales from acquisitions (completed within the last 12 months) contributed 0.6% to sales, and the impact of changes in foreign exchange rates decreased sales by 0.9%. Case volume for the company’s Broadline and SYGMA operations combined grew 2.8% and approximately 2.5%, excluding acquisitions.

Gross profit was $6.3 billion, an increase of 5.1% compared to the same period last year. Gross margin declined 15 basis points to 17.45%.

Adjusted operating expenses increased $276 million, or 5.8% compared to the same period last year, due to a $252 million increase in payroll expense. Payroll expense increased mainly due to: higher incentive accruals, higher pay for our sales organization as a result of higher gross profit, investment in new administrative support capabilities, higher delivery costs, and acquired operations.

Operating expenses increased $360 million, or 7.4% compared to the same period last year, primarily due to an increase in payroll expense noted above and an $85 million increase in certain items. Certain items increased primarily due to higher merger integration planning expenses.

Adjusted operating income was $1.3 billion, an increase of $30 million, or 2.4% compared to the same period last year. Operating income was $1.1 billion, a decrease of $54 million, or 4.7% compared to the same period last year.

Adjusted interest expense was $80 million, a decrease of $9 million from the same period last year. Interest expense was $178 million, including the impact of $97 million in debt financing costs related to the pending merger with US Foods.

Adjusted net earnings were $791 million, an increase of $50 million, or 6.7% compared to the same period last year. Adjusted diluted EPS was $1.33, which was 5.6% higher compared to the same period last year.

Net earnings were $614 million, a decrease of $64 million, or 9.4% compared to the same period last year. Diluted EPS was $1.03, which was 10.4% lower compared to the same period last year.

Cash Flow and Capital Spending

Cash flow from operations was $860 million for the first 39 weeks of fiscal 2015, which was $12 million higher compared to the same period last year. Free cash flow was $439 million, which was $46 million lower compared to the same period last year. Both cash flow from operations and free cash flow were negatively impacted by an $82 million year-over-year increase in the cash impact of certain items, and a $50 million increase in pension contributions.

Capital expenditures, net of proceeds from sales of plant and equipment, totaled $422 million for the first 39 weeks of fiscal 2015, which was $58 million higher than the same period last year. The primary areas for investment included replacements to Sysco’s fleet, as well as facility replacements and expansions.

Update on Pending US Foods Merger

A hearing on the Federal Trade Commission’s motion for a preliminary injunction is scheduled to begin May 5 in the U.S. District Court for the District of Columbia. The Company believes the completion of its pending merger with US Foods will ultimately help it provide better service to its customers at a lower cost by becoming more efficient, innovative and competitive.

Conference Call & Webcast

Sysco’s third quarter fiscal 2015 earnings conference call will be held on Monday, May 4, 2015, at 10:00 a.m. Eastern. A live webcast of the call, a copy of this press release and a slide presentation will be available online at www.sysco.com in the Investors section.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 194 distribution facilities serving approximately 425,000 customers. For Fiscal Year 2014 that ended June 28, 2014, the company generated sales of more than $46 billion. For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at https://twitter.com/Sysco. For important news regarding Sysco, visit the Investor Relations section of the company’s Internet home page at www.sysco.com/investors, follow us at www.twitter.com/SyscoStock and download the new Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should also continue to review our press releases and filings with the Securities and Exchange Commission. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

Forward-Looking Statements

Statements made in this press release or in our earnings call for the third quarter of fiscal 2015 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include our plans and expectations related to and the benefits and expected timing of our business transformation initiatives, expectations and efforts regarding management of operating expenses, our plans and expectations related to and the benefits of the proposed merger with US Foods, and our plans and expectations related to acquisitions. These statements also include expectations regarding our sales growth, operating expense growth and operating performance results, trends in our locally-managed business and overall sales mix, market conditions and trends, tax rates, growth opportunities, inflation, fuel expense, interest expense, our expense management and cost per case performance, share repurchases and diluted shares outstanding, debt repayment and related sources of funding for repayments, business transformation costs and expenses, investments in technology resources, free cash flow and capital expenditures. The success of our business transformation initiatives and expectations regarding our operating performance are subject to the general risks associated with our business, including the risks of interruption of supplies due to lack of long-term contracts, severe weather, crop conditions, work stoppages, intense competition, technology disruptions, dependence on large regional and national customers, inflation risks, the impact of fuel prices, adverse publicity, and labor issues. Risks and uncertainties also include risks impacting the economy generally, including the risks that the current general economic conditions will deteriorate, or consumer confidence in the economy may not increase and decreases in consumer spending, particularly on food-away-from-home, may not reverse. Market conditions may not improve. If sales from our locally managed customers do not grow at the same rate as sales from regional and national customers, our gross margins may continue to decline. Our ability to meet our long-term strategic objectives to grow the profitability of our business depends largely on the success of our Business Transformation Project. There are various risks related to the project, including the risk that the project and its various components may not provide the expected benefits in our anticipated time frame, if at all, and may prove costlier than expected; the risk that the actual costs of the ERP system may be greater or less than currently expected because we have encountered, and may continue to encounter, the need for changes in design or revisions of the project calendar and budget, including the incurrence of expenses at an earlier or later time than currently anticipated; the risk that our business and results of operations may be adversely affected if we experience delays in deployment, operating problems, cost overages or limitations on the extent of the business transformation during the ERP implementation process; and the risk of adverse effects to our business, results of operations and liquidity if the ERP system, and the associated process changes, do not prove to be cost effective or do not result in the cost savings and other benefits at the levels that we anticipate. Planned deployments in the coming quarters are dependent upon the success of the ERP system and the updates at the current locations. We may experience delays, cost overages or operating problems when we deploy the system to additional locations. Our plans related to and the timing of the implementation of the ERP system, as well as the cost transformation and category management initiatives, are subject to change at any time based on management’s subjective evaluation of our overall business needs. We may fail to realize anticipated benefits, particularly expected cost savings, from our cost transformation initiative. If we are unable to realize the anticipated benefits from our cost cutting efforts, we could become cost disadvantaged in the marketplace, and our competitiveness and our profitability could decrease. We may also fail to realize the full anticipated benefits of our category management initiative, and may be unable to successfully execute the initiative in our anticipated timeline. Capital expenditures may vary from those projected based on changes in business plans and other factors, including risks related to the implementation of our business transformation initiatives and our regional distribution centers, the timing and successful completions of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Periods of high inflation, either overall or in certain product categories, can have a negative impact on us and our customers, as high food costs can reduce consumer spending in the food-away-from-home market, and may negatively impact our sales, gross profit, operating income and earnings. Expanding into international markets presents unique challenges and risks, including compliance with local laws, regulations and customs and the impact of local political and economic conditions, and such expansion efforts may not be successful. Any business that we acquire may not perform as expected, and we may not realize the anticipated benefits of our acquisitions. Expectations regarding the accounting treatment of any acquisitions may change based on management’s subjective evaluation. Expectations regarding tax rates are subject to various factors beyond management’s control. The consummation of the merger with US Foods is subject to regulatory approval and the satisfaction of certain conditions, and we cannot predict whether the necessary conditions will be satisfied or waived and the requisite regulatory approvals received. The Federal Trade Commission is seeking a preliminary injunction in the U.S. District Court for the District of Columbia that, if granted, would prevent the parties from closing the transaction while a parallel administrative proceeding determines the legality of the merger. We also may be subject to other potential antitrust or similar lawsuits at the state level. Sysco and US Foods may be required to take certain actions to obtain regulatory approval for the merger, including the divestiture of assets, which could negatively impact the projected benefits of the merger. Sysco has signed a definitive agreement to divest 11 US Foods’ distribution centers to Performance Food Group (PFG) contingent upon closing of the proposed merger with US Foods for an aggregate consideration of $850 million in cash and will be required to make certain payments to PFG if the divestiture package is cancelled. Termination of the merger agreement with US Foods could also require Sysco to make a termination payment of $300 million to US Foods, which could adversely impact Sysco’s stock price, liquidity and financial condition. As a result of uncertainties surrounding the proposed merger, prospective suppliers and customers may delay or decline to enter into agreements with us, and we may also lose current suppliers and customers, and fail to retain key employees. The pending merger and our current pre-merger integration planning efforts may divert our management’s attention from day-to-day business operations and the execution of our business transformation initiatives, which could result in performance shortfalls. Integration of the businesses of Sysco and US Foods may be more difficult, costly or time consuming than expected, and the merger may not result in any or all of the anticipated benefits, including cost synergies. We may fail to retain some of

US Foods’ vendors and customers after the proposed merger. In relation to the merger, we have issued additional debt and our level of indebtedness and the terms of our indebtedness could adversely affect our business and liquidity position. For a discussion of additional factors impacting Sysco’s business, see the Company’s Annual Report on Form 10-K for the year ended June 28, 2014, as filed with the Securities and Exchange Commission, and the Company’s subsequent filings with the SEC. Sysco does not undertake to update its forward-looking statements.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended		39-Week Period Ended
	Mar. 28, 2015	Mar. 29, 2014	Mar. 28, 2015	Mar. 29, 2014
Sales	$11,746,659	$11,277,484	$36,278,814	$34,229,720
Cost of sales	9,689,161	9,282,743	29,947,462	28,204,541

Gross profit	2,057,498	1,994,741	6,331,352	6,025,179
Operating expenses	1,730,190	1,662,116	5,222,985	4,862,579

Operating income	327,308	332,625	1,108,367	1,162,600
Interest expense	69,550	32,224	177,526	92,536
Other expense (income), net	(8,577)	3,718	(8,558)	(5,027)

Earnings before income taxes	266,335	296,683	939,399	1,075,091
Income taxes	89,380	115,746	325,652	397,729

Net earnings	$176,955	$180,937	$613,747	$677,362

Net earnings:
Basic earnings per share	$0.30	$0.31	$1.04	$1.16
Diluted earnings per share	0.30	0.31	1.03	1.15

Average shares outstanding	594,030,427	585,885,137	591,009,787	585,802,651
Diluted shares outstanding	598,921,070	590,470,283	596,047,008	589,834,321

Dividends declared per common share	$0.30	$0.29	$0.89	$0.86

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In Thousands, Except for Share Data)

	Mar. 28, 2015	June 28, 2014	Mar. 29, 2014
ASSETS
Current assets
Cash and cash equivalents	$5,084,704	$413,046	$341,090
Accounts and notes receivable, less allowances of $75,969, $49,902 and $80,254	3,496,254	3,398,713	3,510,518
Inventories	2,649,752	2,602,018	2,527,900
Deferred income taxes	140,284	141,225	139,420
Prepaid expenses and other current assets	80,965	83,745	74,827
Prepaid income taxes	69,348	43,225	64,107

Total current assets	11,521,307	6,681,972	6,657,862
Plant and equipment at cost, less depreciation	3,970,261	3,985,618	3,956,209
Other assets
Goodwill	1,933,385	1,950,672	1,937,075
Intangibles, less amortization	154,277	177,227	181,036
Restricted cash	166,208	145,412	157,870
Other assets	238,153	227,049	266,599

Total other assets	2,492,023	2,500,360	2,542,580

Total assets	$17,983,591	$13,167,950	$13,156,651

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$79,620	$70,975	$71,510
Accounts payable	2,836,430	2,831,028	2,726,427
Accrued expenses	1,109,887	1,160,850	1,026,631
Current maturities of long-term debt	314,111	304,777	4,454

Total current liabilities	4,340,048	4,367,630	3,829,022
Other liabilities
Long-term debt	7,275,195	2,384,167	2,986,163
Deferred income taxes	117,674	121,580	214,263
Other long-term liabilities	898,062	1,027,878	895,828

Total other liabilities	8,290,931	3,533,625	4,096,254
Commitments and contingencies
Noncontrolling interest	39,729	—	—
Shareholders’ equity
Preferred stock, par value $1 per share, Authorized 1,500,000 shares, issued none	—	—	—
Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175	765,175
Paid-in capital	1,185,012	1,139,218	1,119,784
Retained earnings	8,857,277	8,770,751	8,687,098
Accumulated other comprehensive loss	(920,140)	(642,663)	(516,922)
Treasury stock at cost, 171,860,470, 179,050,186 and 181,231,920 shares	(4,574,441)	(4,765,786)	(4,823,760)

Total shareholders’ equity	5,312,883	5,266,695	5,231,375

Total liabilities and shareholders’ equity	$17,983,591	$13,167,950	$13,156,651

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS (Unaudited)

(In Thousands)

	39-Week Period Ended
	Mar. 28, 2015	Mar. 29, 2014
Cash flows from operating activities:
Net earnings	$613,747	$677,362
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	61,698	60,869
Depreciation and amortization	435,899	409,072
Deferred income taxes	5,237	(39,452)
Provision for losses on receivables	17,256	20,887
Other non-cash items	(10,177)	4,810
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(177,018)	(350,755)
(Increase) in inventories	(97,389)	(134,793)
Decrease (increase) in prepaid expenses and other current assets	1,540	(16,250)
Increase in accounts payable	37,239	292,280
Increase (decrease) in accrued expenses	100,921	(2,216)
(Decrease) in accrued income taxes	(13,323)	(41,691)
Increase in other assets	(4,396)	(12,671)
(Decrease) increase in other long-term liabilities	(96,838)	(13,197)
Excess tax benefits from share-based compensation arrangements	(13,897)	(6,191)

Net cash provided by operating activities	860,499	848,064

Cash flows from investing activities:
Additions to plant and equipment	(437,286)	(387,451)
Proceeds from sales of plant and equipment	15,404	23,695
Acquisition of businesses, net of cash acquired	(29,177)	(40,462)
(Increase) in restricted cash	(20,796)	(12,542)

Net cash used for investing activities	(471,855)	(416,760)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments) net	(129,999)	345,596
Other debt borrowings	5,045,345	30,287
Other debt repayments	(34,184)	(226,249)
Debt issuance costs	(30,980)	(21,794)
Cash paid for settlement of cash flow hedge	(188,840)	—
Proceeds from stock option exercises	201,764	193,992
Treasury stock purchases	—	(332,381)
Dividends paid	(516,540)	(497,772)
Excess tax benefits from share-based compensation arrangements	13,897	6,191

Net cash provided by (used for) financing activities	4,360,463	(502,130)

Effect of exchange rates on cash	(77,449)	(369)

Net increase in cash and cash equivalents	4,671,658	(71,195)
Cash and cash equivalents at beginning of period	413,046	412,285

Cash and cash equivalents at end of period	$5,084,704	$341,090

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$115,969	$116,179
Income taxes	345,624	480,729

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Sysco Corporation and its Consolidated Subsidiaries

COMPARATIVE SEGMENT DATA (Unaudited)

(In Thousands)

	13-Week Period Ended		39-Week Period Ended
	Mar. 28, 2015	Mar. 29, 2014	Mar. 28, 2015	Mar. 29, 2014
Sales:
Broadline	$9,527,527	$9,097,113	$29,583,754	$27,725,176
SYGMA	1,506,352	1,522,978	4,607,827	4,582,439
Other	804,372	727,199	2,354,465	2,134,698
Intersegment	(91,592)	(69,806)	(267,232)	(212,593)

Total	$11,746,659	$11,277,484	$36,278,814	$34,229,720

Comparative Supplemental Statistical Information Related to Sales (Unaudited)

Comparative Sysco Brand Sales and Marketing Associate-Served Sales data are summarized below.

	13-Week Period Ended		39-Week Period Ended
	Mar. 28, 2015	Mar. 29, 2014	Mar. 28, 2015	Mar. 29, 2014
Sysco Brand Sales as a % of MA-Served Sales	49.31%	49.40%	49.19%	48.97%
Sysco Brand Sales as a % of Broadline Sales	35.62%	36.03%	35.51%	35.78%
MA-Served Sales as a % of Broadline Sales	39.51%	39.55%	39.51%	39.55%

Data excludes U.S. Meat operations

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(In Thousands, Except for Share and Per Share Data)

Sysco’s results of operations are impacted by certain items which include multiemployer withdrawal charges (MEPP), severance charges, US Foods merger and integration planning costs, charges from facility closures and US Foods related financing costs. Additional items in FY14 include a change in estimate of self-insurance and charges from a contingency accrual. These FY15 and FY14 items are collectively referred to as “Certain Items”. Management believes that adjusting its operating expenses, operating income, interest expense, net earnings and diluted earnings per share to remove these charges provides an important perspective of underlying business trends and results and provides meaningful supplemental information to both management and investors that is indicative of the performance of the company’s underlying operations and facilitates comparisons on a year-over-year basis.

The company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and forecasting purposes. These financial measures should not be used as a substitute for GAAP measures in assessing the company’s results of operations for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. As a result, in the tables that follow, each period presented is adjusted to remove the Certain Items noted above.

	13-Week Period Ended Mar. 28, 2015	13-Week Period Ended Mar. 29, 2014	13-Week Period Change in Dollars	13-Week Period % Change
Operating expenses (GAAP)	$1,730,190	$1,662,116	$68,074	4.1%
Impact of MEPP charge	—	—	—	NM
Impact of severance charges	(365)	(1,512)	1,147	-75.9
Impact of US Foods merger and integration planning costs	(49,609)	(32,416)	(17,193)	53.0
Impact of change in estimate of self insurance	—	—	—	NM
Impact of contingency accrual	—	(20,000)	20,000	-100.0
Impact of facility closure charges	—	(1,022)	1,022	-100.0

Operating expenses adjusted for certain items (Non-GAAP)	$1,680,216	$1,607,166	$73,050	4.5%

Operating Income (GAAP)	$327,308	$332,625	$(5,317)	-1.6%
Impact of MEPP charge	—	—	—	NM
Impact of severance charge	365	1,512	(1,147)	-75.9
Impact of US Foods merger and integration planning costs	49,609	32,416	17,193	53.0
Impact of change in estimate of self insurance	—	—	—	NM
Impact of contingency accrual	—	20,000	(20,000)	-100.0
Impact of facility closure charges	—	1,022	(1,022)	-100.0

Operating income adjusted for certain items (Non-GAAP)	$377,282	$387,575	$(10,293)	-2.7%

Interest Expense (GAAP)	$69,550	$32,224	$37,326	115.8%
Impact of US Foods financing costs	(41,331)	(2,925)	(38,406)	1,313.0

Adjusted Interest Expense (Non-GAAP)	$28,219	$29,299	$(1,080)	-3.7%

Net earnings (GAAP) (1)	$176,955	$180,937	$(3,982)	-2.2%
Impact of MEPP charge (net of tax)	—	—	—	NM
Impact of severance charge (net of tax)	243	922	(679)	-73.6
Impact of US Foods merger and integration planning costs (net of tax)	32,960	19,769	13,191	66.7
Impact of change in estimate of self insurance (net of tax)	—	—	—	NM
Impact of contingency accrual (net of applicable tax)	—	18,049	(18,049)	-100.0
Impact of facility closure charges (net of tax)	—	623	(623)	-100.0
Impact of US Foods Financing Costs (net of tax)	27,460	1,784	25,676	NM

Net earnings adjusted for certain items (Non-GAAP) (1)	$237,618	$222,084	$15,534	7.0%

Diluted earnings per share (GAAP) (1)	$0.30	$0.31	$(0.01)	-3.2%
Impact of MEPP charge	—	—	—	NM
Impact of severance charge	—	—	—	NM
Impact of US Foods merger and integration planning costs	0.06	0.03	0.03	100.0
Impact of change in estimate of self insurance	—	—	—	NM
Impact of contingency accrual	—	0.03	(0.03)	-100.0
Impact of facility closure charges	—	—	—	NM
Impact of US Foods Financing Costs	0.05	—	0.05	NM

Diluted EPS adjusted for certain items (Non-GAAP) (1) (2)	$0.40	$0.38	$0.02	5.3%

Diluted shares outstanding	598,921,070	590,470,283

(1)	The net earnings and diluted earnings per share impacts are shown net of tax. Tax impact of adjustments for Certain Items was $30,642 and $21,816 for the 13-week periods ended March 28, 2015 and March 29, 2014, respectively. Amounts are calculated by multiplying the operating income impact of each item by each quarter’s effective tax rate with the exception of the impact of the charged from a contingency accrual in fiscal 2014, which had an estimated non-deductible portion.
(2)	Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings for certain items divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(In Thousands, Except for Share and Per Share Data)

	39-Week Period Ended Mar. 28, 2015	39-Week Period Ended Mar. 29, 2014	39-Week Period Change in Dollars	39-Week Period % Change
Operating expenses (GAAP)	$5,222,985	$4,862,579	$360,406	7.4%
Impact of MEPP charge	—	(1,451)	1,451	-100.0
Impact of severance charge	(3,907)	(5,109)	1,202	-23.5
Impact of US Foods merger and integration planning costs	(168,109)	(36,769)	(131,340)	357.2
Impact of change in estimate of self insurance	—	(23,841)	23,841	-100.0
Impact of contingency accrual	—	(20,000)	20,000	-100.0
Impact of facility closure charges	(2,203)	(2,497)	294	-11.8

Operating expenses adjusted for certain items (Non-GAAP)	$5,048,766	$4,772,912	$275,854	5.8%

Operating Income (GAAP)	$1,108,367	$1,162,600	$(54,233)	-4.7%
Impact of MEPP charge	—	1,451	(1,451)	-100.0
Impact of severance charge	3,907	5,109	(1,202)	-23.5
Impact of US Foods merger and integration planning costs	168,109	36,769	131,340	357.2
Impact of change in estimate of self insurance	—	23,841	(23,841)	-100.0
Impact of contingency accrual	—	20,000	(20,000)	-100.0
Impact of facility closure charges	2,203	2,497	(294)	-11.8

Operating income adjusted for certain items (Non-GAAP)	$1,282,586	$1,252,267	$30,319	2.4%

Interest Expense (GAAP)	$177,526	$92,536	$84,990	91.8%
Impact of US Foods financing costs	(97,091)	(3,093)	(93,998)	3,039.1

Adjusted Interest Expense (Non-GAAP)	$80,435	$89,443	$(9,008)	-10.1%

Net earnings (GAAP)(1)	$613,747	$677,362	$(63,615)	-9.4%
Impact of MEPP charge (net of tax)	—	914	(914)	-100.0
Impact of severance charge (net of tax)	2,552	3,219	(667)	-20.7
Impact of US Foods merger and integration planning costs (net of tax)	109,826	23,166	86,660	374.1
Impact of change in estimate of self insurance (net of tax)	—	15,021	(15,021)	-100.0
Impact of contingency accrual (net of applicable tax)	—	18,150	(18,150)	-100.0
Impact of facility closure charges (net of tax)	1,439	1,573	(134)	-8.5
Impact of US Foods Financing Costs (net of tax)	63,430	1,949	61,481	3,154.5

Net earnings adjusted for certain items (Non-GAAP) (1)	$790,994	$741,354	$49,640	6.7%

Diluted earnings per share (GAAP) (1)	$1.03	$1.15	$(0.12)	-10.4%
Impact of MEPP charge	—	—	—	NM
Impact of severance charge	—	0.01	(0.01)	NM
Impact of US Foods merger and integration planning costs	0.18	0.04	0.14	350.0
Impact of change in estimate of self insurance	—	0.03	(0.03)	NM
Impact of contingency accrual	—	0.03	(0.03)	NM
Impact of facility closure charges	—	—	—	NM
Impact of US Foods Financing Costs	0.11	—	0.11	NM

Diluted EPS adjusted for certain items (Non-GAAP)(1)(2)	$1.33	$1.26	$0.07	5.6%

Diluted shares outstanding	596,047,008	589,834,321

(1)	The net earnings and diluted earnings per share impacts are shown net of tax. Tax impact of adjustments for Certain Items was $94,063 and $33,628 for the 39-week periods ended March 28, 2015 and March 29, 2014, respectively. Amounts are calculated by multiplying the operating income impact of each item by each period’s effective tax rate with the exception of the impact of the charge from a contingency accrual in fiscal 2014, which had an estimated non-deductible portion.
(2)	Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings for certain items divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Free Cash Flow

(In Thousands)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases and sales of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. However, free cash flow may not be available for discretionary expenditures, as it may be necessary that we use it to make mandatory debt service or other payments Free cash flow should not be used as a substitute in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented are reconciled to net cash provided by operating activities.

	39-Week Period Ended Mar. 28, 2015	39-Week Period Ended Mar. 29, 2014	39-Week Period Change in Dollars	39-Week Period % Change
Net cash provided by operating activities (GAAP)	$860,499	$848,064	$12,435	1.5%
Additions to plant and equipment	(437,286)	(387,451)	(49,835)	-12.9
Proceeds from sales of plant and equipment	15,404	23,695	(8,291)	-35.0

Free Cash Flow (Non-GAAP)	$438,617	$484,308	$(45,691)	-9.4%